                             MORGAN STANLEY
                             SPECTRUM SERIES




        September 2008
        Monthly Report



This Monthly Report supplements the Spectrum Funds' Prospectus dated May 1, 2008 and the Prospectus Supplement dated September 17, 2008.


                                                        Issued: October 31, 2008


MORGAN STANLEY

MORGAN STANLEY SPECTRUM SERIES

Historical Fund Performance
--------------------------------------------------------------------------------

Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the compound annualized return since inception for each Fund. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.


           1991  1992   1993  1994   1995  1996  1997    1998    1999
FUND         %     %      %     %      %     %     %       %       %
----------------------------------------------------------------------
Spectrum
Currency     --     --   --    --      --     --     --     --     --


----------------------------------------------------------------------
Spectrum
Global
Balanced     --     --   --    (1.7)    22.8  (3.6)  18.2   16.4   0.8
                              (2 mos.)

----------------------------------------------------------------------
Spectrum
Select     31.2   (14.4) 41.6  (5.1)    23.6   5.3   6.2   14.2  (7.6)
         (5 mos.)

----------------------------------------------------------------------
Spectrum
Strategic    --     --   --     0.1     10.5  (3.5)  0.4    7.8  37.2
                              (2 mos.)

----------------------------------------------------------------------
Spectrum
Technical    --     --   --    (2.2)    17.6  18.3   7.5   10.2  (7.5)
                              (2 mos.)


                                                                               Inception-   Compound
                                                                                to-Date    Annualized
             2000    2001   2002  2003     2004   2005   2006    2007   2008     Return       Return
Fund           %       %      %     %        %      %      %       %      %         %            %
-----------------------------------------------------------------------------------------------------
Spectrum
Currency      11.7    11.1   12.2  12.4   (8.0) (18.3)  (3.4)   (13.5)    2.5      0.9        0.1
            (6 mos.)                                                    (9 mos.)

-----------------------------------------------------------------------------------------------------
Spectrum
Global
Balanced       0.9    (0.3) (10.1)  6.2   (5.6)   4.2    2.4      0.2    (6.7)    45.9        2.8
                                                                        (9 mos.)

-----------------------------------------------------------------------------------------------------
Spectrum
Select         7.1     1.7   15.4   9.6   (4.7)  (5.0)   5.9      7.5    12.3    250.8        7.6
                                                                 (9 mos.)

-----------------------------------------------------------------------------------------------------
Spectrum
Strategic    (33.1)   (0.6)   9.4  24.0    1.7   (2.6)  20.9      5.0    (4.8)    71.4        3.9
                                                                 (9 mos.)

-----------------------------------------------------------------------------------------------------
Spectrum
Technical      7.8    (7.2)  23.3  23.0    4.4   (5.4)   5.4    (14.2)    0.7    103.6        5.2
                                                                 (9 mos.)


 Demeter Management Corporation

 522 Fifth Avenue, 13th Floor
 New York, NY 10036
 Telephone (212) 296-1999

MORGAN STANLEY SPECTRUM SERIES
MONTHLY REPORT
SEPTEMBER 2008


Dear Limited Partner:
--------------------------------------------------------------------------------

    The Net Asset Value per Unit for each of the five Morgan Stanley Spectrum Funds as of September 30, 2008 was as follows:

FUND                         N.A.V.      % CHANGE FOR MONTH
----------------------------------------------------------------
Spectrum Currency           $10.09                 0.22%
----------------------------------------------------------------
Spectrum Global Balanced    $14.59                -0.24%
----------------------------------------------------------------
Spectrum Select             $35.08                 1.26%
----------------------------------------------------------------
Spectrum Strategic          $17.14                -3.97%
----------------------------------------------------------------
Spectrum Technical          $20.36                -3.86%
----------------------------------------------------------------

    Detailed performance information for each Fund is located in the body of the financial report. (Note: all returns are net of all fees). For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates. In the case of Spectrum Currency, we provide the trading gains and trading losses for the five major currencies in which the Fund participates, and composite information for all other "minor" currencies traded within the Fund.

    The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.

 Demeter Management Corporation
--------------------------------------------------------------------------------

    AFTER THE NOVEMBER 30, 2008 MONTHLY CLOSE, DEMETER MANAGEMENT CORPORATION WILL NO LONGER OFFER FOR PURCHASE OR EXCHANGE UNITS OF LIMITED PARTNERSHIP INTEREST IN SPECTRUM CURRENCY, SPECTRUM GLOBAL BALANCED, SPECTRUM SELECT, SPECTRUM STRATEGIC, AND SPECTRUM TECHNICAL. FOR MORE INFORMATION, PLEASE CONTACT YOUR FINANCIAL ADVISOR AND REFER TO YOUR MORGAN STANLEY SPECTRUM SERIES SUPPLEMENT DATED SEPTEMBER 17, 2008.

    Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, 522 Fifth Avenue, 13th Floor, New York, NY 10036, or your Morgan Stanley Financial Advisor.

    I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is no guarantee of future results.

Sincerely,

/s/ Walter J. Davis


Walter J. Davis
Chairman of the Board of Directors and President
Demeter Management Corporation,
General Partner of
Morgan Stanley Spectrum Currency L.P.
Morgan Stanley Spectrum Global Balanced L.P.
Morgan Stanley Spectrum Select L.P.
Morgan Stanley Spectrum Strategic L.P.
Morgan Stanley Spectrum Technical L.P.

                                            [This page intentionally left blank]

 Morgan Stanley Spectrum Currency L.P.
--------------------------------------------------------------------------------

Table below represents a bar chart in the printed piece

[ ] Month ended September 30, 2008 [ ] YTD ended September 30, 2008

AUSTRALIAN DOLLAR        1.09     1.59
BRITISH POUND           -0.07    -0.51
EURO                    -0.38     2.47
JAPANESE YEN            -0.01    -0.41
SWISS FRANC             -0.53     0.25
MINOR CURRENCIES         0.63     6.07



     Note: Reflects trading results only and does not include fees or interest income.

     Minor currencies may include, but are not limited to, the South African rand, Thai baht, Singapore dollar, Mexican peso, New Zealand dollar, Polish zloty, Brazilian real, Norwegian krone, Swedish krona, Czech koruna, Chilean peso, Russian ruble, and Taiwan dollar.

During the month, the Fund experienced gains from short positions in the Australian dollar, New Zealand dollar, Korean won, Indian rupee, and Taiwan dollar versus the U.S. dollar. A portion of these gains was offset by losses recorded from both short and long positions in the Swiss franc, as well as short positions in the euro. Smaller losses were incurred from long positions in the Mexican peso and Turkish lira versus the U.S. dollar.

Gains were achieved from short positions in the Australian dollar, New Zealand dollar, Korean won, Indian rupee, and Taiwan dollar versus the U.S. dollar as the value of the U.S. dollar moved higher against these currencies in tandem with surging U.S. Treasury prices amid a worldwide "flight-to-quality" due to fears of an intense credit crunch and subsequent global recession.



 Morgan Stanley Spectrum Currency L.P.
--------------------------------------------------------------------------------
(CONTINUED)

Losses were incurred from both short and long positions in the Swiss franc versus the U.S. dollar as the value of the Swiss franc moved without consistent direction amid conflicting economic data out of Switzerland. Additional losses were recorded from short positions in the euro versus the U.S. dollar as the value of the euro reversed higher during the middle of the month following news that the European Central Bank injected additional liquidity into money markets in an attempt to alleviate credit turmoil concerns. Finally, long positions in the Mexican peso and Turkish lira versus the U.S. dollar resulted in losses as the value of the U.S. dollar moved higher due to the aforementioned "flight-to-quality".

 Morgan Stanley Spectrum Global Balanced L.P.
--------------------------------------------------------------------------------

Table below represents a bar chart in the printed piece

[ ] Month ended September 30, 2008 [ ] YTD ended September 30, 2008

CURRENCIES                -1.82     -1.82
GLOBAL INTEREST RATES     -0.83     -1.8
GLOBAL STOCK INDICES       0.15     -2.05
ENERGIES                   0.4       1.6
METALS                     0.71      1.03
AGRICULTURALS              1.54      1.28

     Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund experienced losses across the currency and global interest rate sectors. A majority of these losses was offset by gains recorded in the agricultural, metal, energy, and global stock index sectors.

The most significant losses were incurred within the currency sector from long positions in the euro versus the Hungarian forint and Norwegian krone as the value of the euro declined following weaker-than-expected Euro-Zone data, which ignited fears of a possible interest rate cut. Meanwhile, long positions in the Brazilian real and Mexican peso versus the U.S. dollar resulted in losses as the value of the U.S. dollar moved higher in tandem with surging U.S. Treasury prices amid a worldwide "flight-to-quality" due to fears of an intense credit crunch and subsequent global recession. Finally, long positions in the British pound versus the Japanese yen incurred losses as the value of the Japanese yen spiked higher at the beginning of the month after extreme volatility in global financial markets resulted in a reduction of carry-trade positions.

Within the global interest rate sector, short positions in short-term European interest rate futures resulted in losses as prices moved sharply higher after a plunge in global equity markets and worries regarding the fundamental health of the U.S. financial system resulted in a global "flight-to-safety". Losses were also incurred from long positions in U.S., Japanese, and Canadian fixed-income futures as prices reversed lower after news of a major U.S. government intervention in the financial sector eased concerns that the credit crisis may continue to deteriorate the growth of the global economy.


 Morgan Stanley Spectrum Global Balanced L.P.
--------------------------------------------------------------------------------
(CONTINUED)

Within the agricultural markets, gains were achieved from short futures positions in the soybean complex and rapeseed as prices decreased amid growing investor sentiment that a slowing U.S. economy would result in decreased demand for alternative biofuels. Elsewhere, short positions in cotton futures resulted in gains as prices declined to a one-year low after the U.S. Department of Agriculture reported exports remained below average due to a drop in demand. Meanwhile, prices of lean hog and live cattle futures moved lower on signs of rising inventories in the U.S. and slowing demand.

Additional gains were experienced in the metals markets from short futures positions in nickel and aluminum as prices moved lower on concerns that losses in the financial markets may further weaken the global economy and erode demand for base metals.

Gains were also recorded in the energy markets from short futures positions in natural gas, brent crude, gasoline, and gas oil as prices declined amid news that Hurricane Gustav did not significantly damage oil facilities in the Gulf of Mexico and fears that stalling global economic growth may curtail energy demand.

Smaller gains were achieved in the global stock index sector from short positions in Asian equity index futures as global equity prices moved sharply lower amid unprecedented U.S. financial market turmoil following news of the collapse of a major U.S. investment bank and the government rescue of a U.S. insurance giant. Furthermore, U.S. equity markets plunged on Monday, September 29, 2008, after the U.S. House of Representatives rejected the Economic Stabilization Act of 2008, which would have allowed the U.S. Treasury to purchase troubled mortgage-backed securities from U.S. financial institutions. As a result, the Dow Jones Industrial Average Index fell 777 points (-6.89%), its largest point-loss in history, while the S&P 500 Index dropped 106 points (-8.79%).

 Morgan Stanley Spectrum Select L.P.
--------------------------------------------------------------------------------

Table below represents a bar chart in the printed piece

[ ] Month ended September 30, 2008 [ ]  YTD ended September 30, 2008

CURRENCIES                -1.99    -0.22
GLOBAL INTEREST RATES     -0.49     2.75
GLOBAL STOCK INDICES       3.24     5.7
ENERGIES                   0.03     6.89
METALS                     0.46     0.86
AGRICULTURALS              0.79     3.71

     Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund recorded gains across the global stock index, agricultural, and metals sectors. A portion of these gains was offset by losses incurred in the global interest rate and currency sectors. Trading results in the energy markets were essentially flat and had no material effect on overall Fund performance during the month.

Within the global stock index sector, short positions in U.S., European, and Pacific Rim equity index futures resulted in gains as prices moved sharply lower amid unprecedented U.S. financial market turmoil following news of the collapse of a major U.S. investment bank and the government rescue of a U.S. insurance giant. Furthermore, U.S. equity markets plunged on Monday, September 29, 2008, after the U.S. House of Representatives rejected the Economic Stabilization Act of 2008, which would have allowed the U.S. Treasury to purchase troubled mortgage-backed securities from U.S. financial institutions. As a result, the Dow Jones Industrial Average Index fell 777 points (-6.89%), its largest point-loss in history, while the S&P 500 Index dropped 106 points (-8.79%).

Additional gains were experienced within the agricultural markets from short positions in cotton futures as prices dropped to a one-year low after the U.S. Department of Agriculture reported exports remained below average due to a decline in demand. Further gains were recorded from short futures positions in feeder cattle and live cattle as prices decreased on signs of rising inventories in the U.S. and slowing demand.



 Morgan Stanley Spectrum Select L.P.
--------------------------------------------------------------------------------
(CONTINUED)

Within the metals markets, short futures positions in aluminum, nickel, and copper recorded gains as prices declined on concerns that losses in the financial markets may further weaken the global economy and erode demand for base metals. Smaller gains were experienced from short positions in silver futures as prices decreased due to a rise in the value of the U.S. dollar.

Within the currency sector, long positions in the euro, Brazilian real, Turkish lira, South African rand, and Mexican peso versus the U.S. dollar resulted in losses as the value of the U.S. dollar moved higher against these currencies in tandem with surging U.S. Treasury prices amid a worldwide "flight-to-quality" due to fears of an intense credit crunch and subsequent global recession.

Additional losses were incurred within the global interest rate sector from short positions in European fixed-income futures as prices increased amid the aforementioned drop in the global equity markets and worries regarding the fundamental health of the U.S. financial system, thereby spurring a global "flight-to-safety". Smaller losses were recorded from long positions in Japanese interest rate futures as prices reversed lower after news of a major U.S. government intervention in the financial sector eased concerns that the credit crisis may continue to deteriorate the growth of the global economy.

 Morgan Stanley Spectrum Strategic L.P.
--------------------------------------------------------------------------------

Table below represents a bar chart in the printed piece

[ ] Month ended September 30, 2008 [ ]  YTD ended September 30, 2008

CURRENCIES               -0.9      -3.27
GLOBAL INTEREST RATES     0.83     -0.17
GOBAL STOCK INDICEs       2.31     -0.06
ENERGIES                 -0.79     -0.82
METALS                   -1.53     -1.45
AGRICULTURALS            -3.23      7.39



     Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund incurred losses across the agricultural, metals, currency, and energy sectors. These losses were partially offset by gains recorded in the global stock index and global interest rate sectors.

Within the agricultural markets, long futures positions in soybeans and corn resulted in losses as prices decreased following news that rain in the main U.S. growing region may aid crop development and on growing investor sentiment that a slowing U.S. economy would result in decreased demand for alternative biofuels. Meanwhile, long positions in cocoa futures experienced losses as prices reversed lower following news of a rise in exports from the Ivory Coast, the world's largest cocoa producer.

Within the metals markets, long futures positions in nickel, aluminum, copper, and zinc incurred losses as prices moved lower on concerns that losses in the financial markets may further weaken the global economy and erode demand for base metals.


 Morgan Stanley Spectrum Strategic L.P.
--------------------------------------------------------------------------------
(CONTINUED)

Additional losses were recorded within the currency sector from long positions in the Brazilian real, Turkish lira, Mexican peso, and Polish zloty versus the U.S. dollar as the value of the U.S. dollar moved higher against most of its rivals in tandem with surging U.S. Treasury prices amid a worldwide "flight-to-quality" due to fears of an intense credit crunch and subsequent global recession. Further losses were experienced from long positions in the Japanese yen versus the U.S. dollar as the value of the Japanese yen decreased relative to the U.S. dollar towards the end of the month following news that the U.S. Federal Reserve, Bank of Japan, and European Central Bank joined with their counterparts around the world in an effort to reverse the seizure in the global credit markets, which encouraged investors to resume buying higher-yielding assets funded by loans in Japan.

Smaller losses were incurred within the energy markets from long futures positions in crude oil and its related products, as well as natural gas, as prices declined amid news that Hurricane Gustav did not significantly damage oil facilities in the Gulf of Mexico and fears that stalling global economic growth may curtail energy demand.

Within the global stock index sector, short positions in U.S., European, and Pacific Rim equity index futures resulted in gains as prices moved sharply lower amid unprecedented U.S. financial market turmoil following news of the collapse of a major U.S. investment bank and the government rescue of a U.S. insurance giant. Furthermore, U.S. equity markets plunged on Monday, September 29, 2008, after the U.S. House of Representatives rejected the Economic Stabilization Act of 2008, which would have allowed the U.S. Treasury to purchase troubled mortgage-backed securities from U.S. financial institutions. As a result, the Dow Jones Industrial Average Index fell 777 points (-6.89%), its largest point-loss in history, while the S&P 500 Index dropped 106 points (-8.79%).

Additional gains were recorded from long positions in U.S. fixed-income futures as prices sharply increased amid the aforementioned drop in the global equity markets and worries regarding the fundamental health of the U.S. financial system, thereby spurring a global "flight-to-safety". Furthermore, U.S. interest rate futures prices moved higher on speculation that the U.S. Federal Reserve may lower borrowing costs at its next policy meeting due to the signs of a possible economic recession in the U.S.

 Morgan Stanley Spectrum Technical L.P.
--------------------------------------------------------------------------------

Table below represents a bar chart in the printed piece

[ ] Month ended September 30, 2008 [ ] YTD ended September 30, 2008

CURRENCIES               -1.26     0.46
GLOBAL INTEREST|RATES    -2.31    -2.23
GLOBAL STOCK INDICES      1.96     4.21
ENERGIES                 -1.18     4.18
METALS                    0.02    -0.07
AGRICULTURALS            -0.59     1.48

     Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund recorded losses across the global interest rate, currency, energy, and agricultural sectors. A portion of these losses was offset by gains recorded in the global stock index sector. Trading results in the metals markets were essentially flat and had no material effect on overall Fund performance during the month.

Within the global interest rate sector, short positions in short-term European interest rate futures resulted in losses as prices moved sharply higher after a plunge in global equity markets and worries regarding the fundamental health of the U.S. financial system resulted in a global "flight-to-safety". Losses were also incurred from long positions in Japanese fixed-income futures as prices reversed lower after news of a major U.S. government intervention in the financial sector eased concerns that the credit crisis may continue to deteriorate the growth of the global economy.

Within the currency sector, losses were incurred from short positions in the Japanese yen versus the U.S. dollar and euro as the value of the Japanese yen spiked higher against these currencies after extreme volatility in global financial markets resulted in a reduction in carry-trade positions. Meanwhile, long positions in the Mexican peso and Brazilian real versus the U.S. dollar resulted in losses as the value of the U.S. dollar moved higher against these currencies in tandem with surging U.S. Treasury prices amid a worldwide "flight-to-quality" due to fears of an intense credit crunch and subsequent global recession.


 Morgan Stanley Spectrum Technical L.P.
--------------------------------------------------------------------------------
(CONTINUED)

Additional losses were recorded in the energy markets from long futures positions in crude oil and its related products as prices declined amid news that Hurricane Gustav did not significantly damage oil facilities in the Gulf of Mexico and fears that stalling global economic growth may curtail energy demand.

Finally, losses were recorded in the agricultural markets from long futures positions in the soybean complex and corn as prices decreased following news that rain in the main U.S. growing region may aid crop development and on growing investor sentiment that a slowing U.S. economy would result in decreased demand for alternative biofuels. Elsewhere, long positions in cocoa futures incurred losses as prices fell following news of a rise in exports from the Ivory Coast, the world's largest cocoa producer.

Within the global stock index sector, gains were achieved from short positions in European, U.S., and Pacific Rim equity index futures as prices moved sharply lower amid unprecedented U.S. financial market turmoil following news of the collapse of a major U.S. investment bank and the government rescue of a U.S. insurance giant. Furthermore, U.S. equity markets plunged on Monday, September 29, 2008, after the U.S. House of Representatives rejected the Economic Stabilization Act of 2008, which would have allowed the U.S. Treasury to purchase troubled mortgage-backed securities from U.S. financial institutions. As a result, the Dow Jones Industrial Average Index fell 777 points (-6.89%), its largest point-loss in history, while the S&P 500 Index dropped 106 points (-8.79%).

 MORGAN STANLEY SPECTRUM SERIES
 Statements of Operations
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED SEPTEMBER 30, 2008 (UNAUDITED)



                                                    MORGAN STANLEY                            MORGAN STANLEY
                                                  SPECTRUM CURRENCY                        SPECTRUM GLOBAL BALANCED
                                                 ------------------------------           ----------------------------
                                                                Percentage of                          Percentage of
                                                              September 1, 2008                      September 1, 2008
                                                                 Beginning                              Beginning
                                                 Amount         Net Asset Value           Amount       Net Asset Value
                                                 ------         ---------------           ------       ---------------
                                                   $                  %                     $                 %
INVESTMENT INCOME
   Interest income (Note 2) ........               57,304                  .06               23,211                 .08
                                               ----------                -----              -------                 ---

EXPENSES
   Brokerage fees (Note 2) .........              351,132                  .38              111,578                 .38
   Management fees (Note 3) ........              152,666                  .17               36,917                 .13
                                               ----------                -----              -------                 ---
     Total Expenses ................              503,798                  .55              148,495                 .51
                                               ----------                -----              -------                 ---
NET INVESTMENT LOSS ................             (446,494)                (.49)            (125,284)               (.43)
                                               ----------                -----              -------                 ---

TRADING RESULTS
Trading profit (loss):
   Realized ........................            2,253,513                 2.46              (67,039)               (.23)
   Net change in unrealized ........           (1,607,390)               (1.75)             123,201                 .42
                                               ----------                -----              -------                 ---
     Total Trading Results .........              646,123                  .71               56,162                 .19
                                               ----------                -----              -------                 ---
NET INCOME (LOSS) ..................              199,629                  .22              (69,122)               (.24)
                                               ==========                =====              =======                 ===


 MORGAN STANLEY SPECTRUM SERIES
 Statements of Changes In Net Asset Value
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED SEPTEMBER 30, 2008 (UNAUDITED)


                                           MORGAN STANLEY                             MORGAN STANLEY
                                        SPECTRUM CURRENCY                         SPECTRUM GLOBAL BALANCED
                                  -------------------------------             ---------------------------------
                                                              Per                                           Per
                                  Units        Amount        Unit             Units           Amount       Unit
                                  -----        ------        ----             -----           ------       ----
                                                  $            $                                $           $
Net Asset Value,
   September 1, 2008 .....    9,099,233.160    91,599,752     10.07       1,990,165.613    29,107,311      14.63
Net Income (Loss) ........               --       199,629       .02                  --       (69,122)      (.04)
Redemptions ..............     (201,417.141)   (2,032,299)    10.09         (78,846.818)   (1,150,375)     14.59
Subscriptions ............       16,710.806       168,612     10.09           6,944.865       101,326      14.59
                              -------------    ----------                 -------------    ----------
Net Asset Value,
   September 30, 2008 ....    8,914,526.825    89,935,694     10.09       1,918,263.660    27,989,140      14.59
                              =============    ==========                 =============    ==========



The accompanying notes are an integral part of these financial statements.

 MORGAN STANLEY SPECTRUM SERIES
 Statements of Operations
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED SEPTEMBER 30, 2008 (UNAUDITED)



                                       MORGAN STANLEY                      MORGAN STANLEY                    MORGAN STANLEY
                                       SPECTRUM SELECT                   SPECTRUM STRATEGIC                SPECTRUM TECHNICAL
                                 ---------------------------         ---------------------------       ---------------------------
                                             Percentage of                        Percentage of                    Percentage of
                                           September 1, 2008                    September 1, 2008                September 1, 2008
                                               Beginning                            Beginning                        Beginning
                                   Amount   Net Asset Value            Amount    Net Asset Value        Amount    Net Asset Value
                                   ------   ---------------            ------    ---------------        ------    ---------------
                                      $            %                      $             %                  $             %
INVESTMENT INCOME
   Interest income (Note 2) ....     342,138            .06         125,185            .06             332,824            .06
                                  ----------           ----       ---------            ---         -----------          -----
EXPENSES
   Brokerage fees (Note 2) .....   2,696,713            .50       1,058,222            .50           2,680,965            .50
                                  ----------           ----       ---------            ---         -----------          -----
   Management fees (Note 3) ....   1,046,715            .19         494,159            .23           1,003,424            .18
                                  ----------           ----       ---------            ---         -----------          -----
     Total Expenses ............   3,743,428            .69       1,552,381            .73           3,684,389            .68
                                  ----------           ----       ---------            ---         -----------          -----
NET INVESTMENT LOSS ............  (3,401,290)          (.63)     (1,427,196)          (.67)         (3,351,565)          (.62)
                                  ----------           ----       ---------            ---         -----------          -----
TRADING RESULTS
Trading profit (loss):
   Realized ....................  11,546,746           2.14       1,018,250            .48         (14,539,668)         (2.71)
                                  ----------           ----       ---------            ---         -----------          -----
   Net change in unrealized ....  (1,345,364)          (.25)     (8,002,260)         (3.78)         (2,824,589)          (.53)
                                  ----------           ----       ---------            ---         -----------          -----
     Total Trading Results .....  10,201,382           1.89      (6,984,010)         (3.30)        (17,364,257)         (3.24)
                                  ----------           ----       ---------            ---         -----------          -----
NET INCOME (LOSS) ..............   6,800,092           1.26      (8,411,206)         (3.97)        (20,715,822)         (3.86)



 MORGAN STANLEY SPECTRUM SERIES
 Statements of Changes In Net Asset Value
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED SEPTEMBER 30, 2008 (UNAUDITED)



                                       Morgan Stanley                                         Morgan Stanley
                                       Spectrum Select                                      Spectrum Strategic
                           ---------------------------------------             ------------------------------------------
                                                               Per                                                   Per
                           Units             Amount           Unit                Units               Amount        Unit
                           -----             ------           ----                -----               ------        ----
                                               $                $                                       $             $
Net Asset Value,
   September 1, 2008.     15,569,842.116     539,342,597       34.64          11,858,194.400        211,644,466     17.85
Net Income (Loss) ....               --        6,800,092         .44                      --         (8,411,206)     (.71)
Redemptions ..........      (191,947.500)     (6,733,518)      35.08            (147,371.676)        (2,525,951)    17.14
Subscriptions ........       201,944.344       7,084,208       35.08             171,253.872          2,935,291     17.14
                          --------------     -----------                      --------------        -----------
Net Asset Value,
   September 30, 2008.    15,579,838.960     546,493,379       35.08          11,882,076.596        203,642,600     17.14
                          ==============     ===========                      ==============        ===========


                                        MORGAN STANLEY
                                      SPECTRUM TECHNICAL
                            ------------------------------------------
                                                              Per
                               Units            Amount       Unit
                               -----            ------       ----
                                                  $            $
Net Asset Value,
   September 1, 2008..     25,316,847.538    536,192,928       21.18
Net Income (Loss) ....                 --    (20,715,822)       (.82)
Redemptions ..........       (448,427.299)    (9,129,980)      20.36
Subscriptions ........        199,145.028      4,054,593       20.36
                           --------------    -----------
Net Asset Value,
   September 30, 2008.     25,067,565.267    510,401,719       20.36
                           ==============    ===========

The accompanying notes are an integral part of these financial statements.

 MORGAN STANLEY SPECTRUM SERIES
 Notes to Financial Statements
--------------------------------------------------------------------------------
 (UNAUDITED)
--------------------------------------------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION. Morgan Stanley Spectrum Currency L.P. ("Spectrum Currency"), Morgan Stanley Spectrum Global Balanced L.P. ("Spectrum Global Balanced"), Morgan Stanley Spectrum Select L.P. ("Spectrum Select"), Morgan Stanley Spectrum Strategic L.P. ("Spectrum Strategic"), and Morgan Stanley Spectrum Technical L.P. ("Spectrum Technical") (individually, a "Partnership", or collectively, the "Partnerships"), are limited partnerships organized to engage primarily in the speculative trading of futures contracts, options on futures and forward contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy, and agricultural products (collectively, "Futures Interests").

    On January 1, 2008, the portion of the Partnership's assets which are managed by Blenheim Capital Management, L.L.C. ("Blenheim") were initially invested as capital in Morgan Stanley Managed Futures BHM I, LLC ("BHM I, LLC"). BHM I, LLC was formed in order to permit commodity pools operated by Demeter Management Corporation ("Demeter") and managed by Blenheim to invest together in one trading vehicle and promote efficiency and economy in the trading process. Demeter is the trading manager of BHM I, LLC. The Partnership's allocation to Blenheim is effected by investing substantially all of the capital that is allocated to Blenheim in the Trading Company. There is no material change to the investors as a result of the investment in BHM I, LLC.

    The general partner of each Partnership is Demeter. The commodity brokers for Spectrum Global Balanced, Spectrum Select, Spectrum Strategic, and Spectrum Technical are Morgan Stanley & Co. Incorporated ("MS&Co.") and Morgan Stanley & Co. International plc ("MSIP"). Spectrum Currency's sole commodity broker is MS&Co. MS&Co. acts as the counterparty on all trading of foreign currency forward contracts. Morgan Stanley Capital Group Inc. ("MSCG") acts as the counterparty on all trading of options on foreign currency forward contracts. Demeter, MS&Co., MSIP, and MSCG are wholly-owned subsidiaries of Morgan Stanley.

    Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the limited partners based upon their proportional ownership interests.




 MORGAN STANLEY SPECTRUM SERIES
 Notes to Financial Statements
--------------------------------------------------------------------------------
 (CONTINUED)

USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

REVENUE RECOGNITION. Futures Interests are open commitments until settlement date, at which time they are realized. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized trading profit (loss) on open contracts from one period to the next on the Statements of Operations. Monthly, MS&Co. pays each Partnership interest income at a rate equal to the monthly average of the 4-week U.S. Treasury bill discount rate during such month on 80% of the funds on deposit with the commodity brokers at each month-end in the case of Spectrum Currency, Spectrum Select, Spectrum Strategic, and Spectrum Technical, and on 100% in the case of Spectrum Global Balanced. For purposes of such interest payments, Net Assets do not include monies owed to the Partnerships on Futures Interests.

    The Partnerships' functional currency is the U.S. dollar; however, the Partnerships may transact business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statements of Changes in Net Asset Value. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in income currently.

NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.

BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. The brokerage fees for Spectrum Currency and Spectrum Global Balanced are accrued at a flat monthly rate of 1/12 of 4.6% (a 4.6% annual rate) of Net Assets as of the first day of each month.

    Brokerage fees for Spectrum Select, Spectrum Strategic, and Spectrum Technical are accrued at a flat monthly rate of 1/12 of 6.0% (a 6.0% annual rate) of Net Assets as of the first day of each month.

    Such brokerage fees currently cover all brokerage fees, transaction fees and costs, and ordinary administrative and continuing offering expenses.

 MORGAN STANLEY SPECTRUM SERIES
 Notes to Financial Statements
--------------------------------------------------------------------------------
 (CONTINUED)

OPERATING EXPENSES. The Partnerships incur monthly management fees and may incur incentive fees. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees, and other related expenses are borne by MS&Co. through the brokerage fees paid by the Partnerships.

CONTINUING OFFERING. Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit as of the close of business on the last day of each month. No selling commissions or charges related to the continuing offering of Units are paid by the limited partners or the Partnerships. MS&Co. pays all such costs. Effective December 1, 2008, the Partnerships will no longer offer units for purchase or exchange.

REDEMPTIONS. Limited partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day of any month that is at least six months after the closing at which a person first becomes a limited partner. The Request for Redemption must be delivered to a limited partner's local Morgan Stanley Branch Office in time for it to be forwarded and received by Demeter, no later than 3:00 p.m., New York City time, on the last day of the month in which the redemption is to be effective. Redemptions must be made in whole Units, in a minimum amount of 50 Units required for each redemption, unless a limited partner is redeeming his entire interest in a Partnership.

    Units redeemed on or prior to the last day of the twelfth month from the date of purchase will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month from the date of purchase will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twenty-fourth month from the date of purchase will not be subject to a redemption charge. The foregoing redemption charges are paid to MS&Co.

EXCHANGES. On the last day of the first month which occurs more than six months after a person first becomes a limited partner in any of the Partnerships, and at the end of each month thereafter, limited partners may exchange their Units among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges. Effective December 1, 2008, the Partnerships will no longer offer units for purchase or exchange.

 MORGAN STANLEY SPECTRUM SERIES
 Notes to Financial Statements
--------------------------------------------------------------------------------
 (CONTINUED)

DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date. Demeter does not intend to make any distributions of the Partnerships' profits.

INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

DISSOLUTION OF THE PARTNERSHIPS. Spectrum Currency, Spectrum Global Balanced, Spectrum Strategic, and Spectrum Technical will terminate on December 31, 2035 and Spectrum Select will terminate on December 31, 2025, regardless of financial condition at such time, or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.

--------------------------------------------------------------------------------
2. RELATED PARTY TRANSACTIONS
The Partnerships pay brokerage fees to MS&Co. as described in Note 1. Spectrum Global Balanced, Spectrum Select, Spectrum Strategic, and Spectrum Technical's cash is on deposit with MS&Co. and MSIP, and Spectrum Currency's cash is on deposit with MS&Co., in futures interests trading accounts to meet margin requirements as needed. MS&Co. pays interest on these funds as described in Note 1.

--------------------------------------------------------------------------------
3. TRADING ADVISORS
Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors for each Partnership are as follows:

Morgan Stanley Spectrum Currency L.P.
 C-View International Limited
 DKR Fusion Management L.P.
 FX Concepts Trading Advisor, Inc.
 John W. Henry & Company, Inc.
 Sunrise Capital Partners, LLC

Morgan Stanley Spectrum Global Balanced L.P.
 Altis Partners (Jersey) Limited ("Altis")
 C-View International Limited ("C-View")
 SSARIS Advisors, LLC ("SSARIS")

 MORGAN STANLEY SPECTRUM SERIES
 Notes to Financial Statements
--------------------------------------------------------------------------------
 (CONTINUED)

Morgan Stanley Spectrum Select L.P.
 Altis Partners (Jersey) Limited
 EMC Capital Management, Inc. ("EMC")
 Graham Capital Management, L.P. ("Graham")
 Northfield Trading L.P. ("Northfield")
 Rabar Market Research, Inc. ("Rabar")
 Sunrise Capital Management, Inc. ("Sunrise")

Morgan Stanley Spectrum Strategic L.P.
 Blenheim Capital Management, L.L.C. ("Blenheim")
 Eclipse Capital Management, Inc. ("Eclipse")
 FX Concepts Trading Advisor, Inc. ("FX Concepts")

Morgan Stanley Spectrum Technical L.P.
 Aspect Capital Limited ("Aspect")
 Campbell & Company, Inc. ("Campbell")
 Chesapeake Capital Corporation ("Chesapeake")
 John W. Henry & Company, Inc. ("JWH")
 Rotella Capital Management Inc. ("Rotella")
 Winton Capital Management Limited ("Winton")

Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE. The management fee for Spectrum Currency is accrued at a rate of 1/6 of 1% per month of Net Assets allocated to each trading advisor on the first day of each month (a 2% annual rate).

    The management fee for Spectrum Global Balanced is accrued at a rate of 5/48 of 1% per month of Net Assets allocated to SSARIS on the first day of each month (a 1.25% annual rate), 1/12 of 1.25% per month of Net Assets allocated to Altis on the first day of each month (a 1.25% annual rate), and 1/6 of 1% per month of Net Assets allocated to C-View on the first day of each month (a 2% annual rate).

    Prior to August 1, 2008, Spectrum Global Balanced accrued management fees at a rate of 1/12 of 1.75% per month of Net Assets allocated to Altis on the first day of each month (a 1.75% annual rate).

    The management fee for Spectrum Select is accrued at a rate of 1/12 of 1.25% per month of Net Assets allocated to Altis on the first day of each month (a 1.25% annual rate), 1/6 of 1% per month of Net Assets allocated to Graham on the first day of each month (a 2% annual rate), 5/24 of 1% per month of Net Assets allocated to EMC and Rabar on the first day of each month (a 2.5% annual rate), and 1/4 of 1% per month of Net Assets allocated to Northfield and Sunrise on the first day of each month (a 3% annual rate).


 MORGAN STANLEY SPECTRUM SERIES
 Notes to Financial Statements
--------------------------------------------------------------------------------
 (CONTINUED)

    Prior to August 1, 2008, Spectrum Select accrued management fees at a rate of 1/12 of 1.75% per month of Net Assets allocated to Altis on the first day of each month (a 1.75% annual rate).

    The management fee for Spectrum Strategic is accrued at a rate of 1/6 of 1% per month of Net Assets allocated to FX Concepts on the first day of each month (a 2% annual rate), and 1/4 of 1% per month of Net Assets allocated to Blenheim and Eclipse on the first day of each month (a 3% annual rate).

    The management fee for Spectrum Technical is accrued at a rate of 1/6 of 1% per month of Net Assets allocated to Aspect, Chesapeake, JWH, Rotella, and Winton on the first day of each month (a 2% annual rate), and 1/4 of 1% per month of Net Assets allocated to Campbell on the first day of each month (a 3% annual rate).

INCENTIVE FEE. Spectrum Currency pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each calendar month.

    Spectrum Global Balanced pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to SSARIS as of the end of each calendar month, and 20% of the trading profits experienced with respect to the Net Assets allocated to Altis and C-View as of the end of each calendar month.

    Spectrum Select pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to Northfield and Sunrise as of the end of each calendar month, 17.5% of the trading profits experienced with respect to the Net Assets allocated to EMC and Rabar as of the end of each calendar month, and 20% of the trading profits experienced with respect to the Net Assets allocated to Altis and Graham as of the end of each calendar month.

    Spectrum Strategic pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to Blenheim and Eclipse as of the end of each calendar month, and 20% of the trading profits experienced with respect to the Net Assets allocated to FX Concepts as of the end of each calendar month.

    Spectrum Technical pays a monthly incentive fee equal to 19% of the trading profits experienced with respect to the Net Assets allocated to Chesapeake as of the end of each calendar month, and 20% of the trading profits experienced with respect to the Net Assets allocated to each of Aspect, Campbell, JWH, Rotella, and Winton as of the end of each calendar month.

 MORGAN STANLEY SPECTRUM SERIES
 Notes to Financial Statements
--------------------------------------------------------------------------------
 (CONCLUDED)

    Trading profits represent the amount by which profits from futures, forwards, and options trading exceed losses after brokerage and management fees are deducted.

    For all trading advisors with trading losses, no incentive fee is paid in subsequent months until all such losses are recovered. Cumulative trading losses are adjusted on a pro-rata basis for the net amount of each month's subscriptions and redemptions.

MANAGED FUTURES INVESTMENTS ARE SPECULATIVE, INVOLVE A HIGH DEGREE OF RISK, USE SIGNIFICANT LEVERAGE, ARE GENERALLY ILLIQUID, HAVE SUBSTANTIAL CHARGES, ARE SUBJECT TO CONFLICTS OF INTEREST, AND ARE SUITABLE ONLY FOR THE RISK CAPITAL PORTION OF AN INVESTOR'S PORTFOLIO. BEFORE INVESTING IN ANY MANAGED FUTURES INVESTMENT, QUALIFIED INVESTORS SHOULD READ THE PROSPECTUS OR OFFERING DOCUMENTS CAREFULLY FOR ADDITIONAL INFORMATION WITH RESPECT TO CHARGES, EXPENSES, AND RISKS. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.

THIS REPORT IS BASED ON INFORMATION FROM MULTIPLE SOURCES AND MORGAN STANLEY MAKES NO REPRESENTATION AS TO THE ACCURACY OR COMPLETENESS OF INFORMATION FROM SOURCES OUTSIDE OF MORGAN STANLEY.

                                                  Demeter Management Corporation
                                                  522 Fifth Avenue, 13th Floor
                                                  New York, NY 10036




MORGAN STANLEY

ADDRESS SERVICE REQUESTED





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